UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet combines our historical unaudited balance sheet as of March 31, 2010 and the historical audited balance sheet of Allianex as of March 31, 2010, giving effect to the acquisition as if it had occurred on March 31, 2010.

The following unaudited pro forma condensed combined statements of operations combine (i) the historical unaudited statements of operations of us and Allianex, LLC (“Allianex”) for the three months ended March 31, 2010, giving effect to the acquisition as if it had occurred on January 1, 2010, and (ii) the historical unaudited statements of operations of us and Allianex for the twelve months ended December 31, 2009, giving effect to the acquisition as if it had occurred on January 1, 2009.

The following information should be read in conjunction with the pro forma condensed combined financial statements:

•
Accompanying notes to the unaudited pro forma condensed combined statements;

•	Separate historical financial statements of Allianex included elsewhere in this Report; and

•	Our separate historical financial statements, which are included in our Annual Reports filed on Form 10-K and our Quarterly Reports filed on Form 10-Q.

The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company.

Kensington Leasing, Ltd. and Allianex LLC
Consolidated Pro Forma Balance Sheets (Unaudited)

	Historical		Pro Forma Consolidated (Unaudited)
	Kensington Leasing, Ltd. Three Months Ended March 31, 2010	Allianex LLC Three Months Ended March 31, 2010 (a)	Adjustments		As Adjusted
ASSETS

Current assets
Cash	$346,805	$101,238	$--		$448,043
Accounts receivable	--	3,900	--		3,900
Other current assets	102,380	--	--		102,380
Total current assets	449,185	105,138	--		554,323

Property and equipment, net	--	38,782	--		38,782
Intangible assets and goodwill	5,000	--	88,587	(b)	93,587
Total assets	454,185	143,920	88,587		686,692

LIABILITIES AND
SHAREHOLDERS' DEFICIT

Liabilities
Notes payable	763	100,000	--		100,763
Accounts payable and accrued	789	11,507	--		12,296
expenses
Due to related parties	15,000	--	--		15,000
Total liabilities	16,552	111,507	--		128,059

Stockholders' Equity (Deficit)
Common stock	7,313	--	575	(b)	7,888
Paid in capital	490,512	--	120,425	(b)	610,937
Deficit accumulated during	(60,193)	(819,855)	819,855	(b)	(60,193)
development stage
Member contributions during	--	852,268	(852,268)	(b)	--
development stage
Total shareholders' equity	437,632	32,413	88,587		558,632
(deficit)

Total liabilities and	$ 454,185	$143,920	$88,587		$686,692
shareholders' equity (deficit)

See accompanying notes to pro forma financial information

 Kensington Leasing, Ltd. and Allianex LLC
Consolidated Pro Forma Statements of Operations

	Historical (Audited)		Pro Forma Consolidated (Unaudited)
	Kensington Leasing, Ltd. December 31, 2009	Allianex LLC December 31, 2009 (a)	Adjustments		As Adjusted

Income	$ --	$7,293	$--		$7,293

Operating expenses
General and administrative	2,045	41,823	--		43,868
Legal and accounting	25,030	--	--		25,030
Selling	--	109,336	--		109,336
Total operating expenses	27,075	151,159	--		178,234

Income from operations	(27,075)	(143,866)	--		(170,941)

Other income (expense)
LLC Fees	--	(800)	800	(c)	--
Interest income (expense)	(327)	--	--		(327)
Total other income (expense)	(327)	(800)	800		(327)

Net loss	$(27,402)	$(144,666)	$800		$(171,268)

Net loss per share	$(0.02)				$(0.09)

Weighted average shares outstanding	1,237,104			(b)	1,812,104

See accompanying notes to pro forma financial information

 Kensington Leasing, Ltd. and Allianex LLC
Consolidated Pro Forma Statements of Operations (Unaudited)

	Historical		Pro Forma
	Kensington Leasing, Ltd. Three Months Ended March 31, 2010	Allianex LLC Three Months Ended March 31, 2010(a)	Adjustments		As Adjusted

Income	$ --	$--	$--		$--

Operating expenses
General and administrative	1,976	7,426	--		9,402
Legal and accounting	25,815	-			25,815
Selling	-	18,854	--		18,854
Total operating expenses	27,791	26,280	--		54,071

Income from operations	(27,791)	(26,280)	--		(54,071)

Other income (expense)
LLC Fees	--	(200)	200	(c)	--
Interest income (expense)	--	--	--		--
Total other income (expense)	--	(200)	200		--

Net loss	$(27,791)	$(26,480)	$200		$(54,071)

Net loss per share	$(0.02)				$(0.03)

Weighted average shares outstanding	1,379,667			(b)	1,954,667

See accompanying notes to pro forma financial information

Notes to Pro Forma Financial Information

(a)

The Unaudited Pro Forma Consolidated Financial Statements are based on the historical financial statements of Allianex, LLC.

(b)

Adjustments reflect the opening balance sheet entries as determined by an internal valuation of the fair market value of the consideration paid.  We issued 575,000 shares of our common stock to Allianex LLC at a value of $.08 per share and $75,000 in cash for a total value of $121,000.  The assets we acquired from Allianex included principally: fixed assets (recorded at net book value); contracts and relationships with a network of retail aggregator partners, affinity groups and direct selling companies, and a call center; as well as a worldwide license to use, exploit, market, sell and distribute certain software products to the purchasers of prepaid cards.

(c)

Adjustments reflect the reversal of fees incurred by the Allianex, LLC, as a limited liability company, which would not have been incurred as a Corporation.